EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                             Nine Months Ended September     Three Months Ended September
                                                                         30,                              30,

     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    1997           1996              1997           1996

     Primary Earnings Per Share

     Reconciliation of net income (loss) per Statements of Operations to amount used in primary per share computation:

               Income (loss) from continuing operations         ($1,206)         ($892)            $102          ($225)
               Preferred dividend requirement                      (316)          (307)            (107)          (102)

               Accretion in carrying value of preferred             (27)           (27)              (9)            (9)


               Net loss, as adjusted                            ($1,549)       ($1,226)            ($14)         ($336)


     Reconciliation of weighted average number of shares

          outstanding to amount used in primary earnings share computation:

               Weighted average number of common shares

                    outstanding                                   2,602          2,614            2,597          2,612
               Add weighted average number of shares

                    from assumed exercise of stock                    0              0                0              0


               Weighted average number of shares of
                    stock and equivalents outstanding             2,602          2,614            2,597          2,612



     Loss from continuing operations                             ($0.55)        ($0.60)          ($0.01)        ($0.16)
     Discontinued operations                                      (0.05)          0.13                            0.03

     Net loss per common and common equivalent share             ($0.60)        ($0.47)          ($0.01)        ($0.13)





                                   EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                             Nine Months Ended September     Three Months Ended September
                                                                         30,                              30,
     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    1997           1996              1997           1996


     Fully Diluted Earnings Per Share
     Reconciliation of net income (loss) per Statements

          of Operations to amount used in fully diluted earnings per share computation:


               Net loss                                         ($1,206)         ($892)            $102          ($225)



     Reconciliation of weighted average number of shares outstanding, as adjusted, per primary on preceding page, to amount used in fully earnings per share computation:



               Weighted average number of shares
                    as adjusted per primary computation

                    preceding page                                2,602          2,614            2,597          2,612


               Add shares issuable from assumed

                    8 1/2 % cumulative convertible                    713            713              713            713


               Weighted average number of shares of
                    stock and equivalents outstanding             3,315          3,327            3,310          3,325




     Fully Diluted Earnings Per Share                              *              *                *              *


     * Anti-dilutive